Palatin Technologies, Inc. S-3
Exhibit 5.01

[Letterhead of Thompson Hine LLP]

November 21, 2012

Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

Palatin Technologies, Inc. (the “Company”) is filing with the Securities and Exchange Commission on or about the date hereof a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling stockholders of 35,488,380 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share, issuable on exercise of outstanding Series B 2012 warrants, which were issued to the selling stockholders pursuant to that certain securities purchase agreement (the “Purchase Agreement”) by and among the Company and the selling stockholders, and accompanying warrant agreements (collectively with the Purchase Agreement, the “Warrant Agreements”), in connection with a private placement that closed on July 3, 2012.  The offering of the Warrant Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares.  This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering these opinions, we have examined the Registration Statement, the Prospectus and such other records, instruments and documents as we have deemed advisable in order to render these opinions.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In providing these opinions, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that the Warrant Shares to be offered by the selling stockholders are duly authorized and, when issued pursuant to the Registration Statement and in compliance with the terms and conditions of the Warrant Agreements, paid for, and delivered by the Company, will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Warrant Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrant Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus as counsel for the Company who has opined as to the legality of the Warrant Shares that are the subject of the Registration Statement.  We further consent to the use and filing of this opinion letter in connection with the Registration Statement and the Prospectus.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP